                                                                    EXHIBIT 99.3

                         INDEPENDENT AUDITORS' REPORT


TO THE STOCKHOLDERS AND BOARD OF DIRECTORS
OF BENEFICIAL CORPORATION:

         We have audited the accompanying consolidated balance sheets of Beneficial Corporation and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income and retained earnings and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on the financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Beneficial Corporation and Subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.



/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Parsippany, New Jersey
January 28, 1998

                   BENEFICIAL CORPORATION AND SUBSIDIARIES
                                BALANCE SHEET

                                                    Years Ended December 31
                                                  1997                   1996
                                               -----------           -----------
                                                         (in millions)
ASSETS
Cash Equivalents.............................   $    253.9           $    279.6
Finance Receivables (Note 5).................     15,030.2             14,536.2
   Allowance for Credit Losses (Note 6)......       (559.9)              (498.2)
                                                ----------           ----------
Net Finance Receivables......................     14,470.3             14,038.0
Investment Securities (Note 7)...............        866.2                686.1
Property and Equipment.......................        229.3                204.9
Other Assets (Note 8)........................      1,825.4              1,722.6
                                                ----------           ----------
   TOTAL ASSETS..............................   $ 17,645.1           $ 16,931.2
                                                ==========           ==========
LIABILITIES AND SHAREHOLDERS' EQUITY

Short-Term Debt (Note 10)....................   $  4,585.1           $  4,169.3
Deposits Payable.............................        555.3                635.0
Long-Term Debt (Note 11).....................      8,887.2              8,631.1
                                                ----------           ----------
   Total Interest-Bearing Debt...............     14,027.6             13,435.4
Accounts Payable and Accrued
   Liabilities (Note 9)......................        708.0                534.0
Insurance Policy and Claim Reserves..........      1,137.2              1,267.0
                                                ----------           ----------
   Total Liabilities.........................   $ 15,872.8           $ 15,236.4
                                                ==========           ==========
Shareholders' Equity:
Preferred Stock (Note 12)...................         114.8                114.8
Common Stock (160.0 shares authorized; 53.3
   and 54.0 shares outstanding) (Note 12)...          53.3                 54.0
Additional Capital (Note 13)................         250.7                305.3
Net Unrealized Gain on Investment Securities
   (Note 7).................................           5.2                  2.6
Accumulated Foreign Currency Translation
   Adjustments..............................         (48.2)               (45.4)
Retained Earnings...........................       1,396.5              1,263.5
                                                ----------           ----------
   Total Shareholders' Equity..............        1,772.3              1,694.8
                                                ----------           ----------
      TOTAL LIABILITIES AND SHAREHOLDERS'
            EQUITY.                             $ 17,645.1           $ 16,931.2
                                                ==========           ==========

See Notes to Financial Statements.

                   BENEFICIAL CORPORATION AND SUBSIDIARIES
                  STATEMENT OF INCOME AND RETAINED EARNINGS

                                                Years Ended December 31
                                           1997           1996          1995
                                        (in millions, except per share amounts)
REVENUE
Finance Charges and Fees..........       $2,317.1        $2,143.5      $2,014.6
Interest Expense..................          855.0           812.8         816.2
                                         --------        --------      --------
   Lending Spread.................        1,462.1         1,330.7       1,198.4
Insurance Premiums................          177.8           168.7         152.7
Other (Note 18)...................          460.8           459.7         230.9
                                         --------        --------      --------
   Total..........................        2,100.7         1,959.1       1,582.0
                                         --------        --------      --------

OPERATING EXPENSES
Salaries and Employee Benefits....          434.9           412.6         384.6
Insurance Benefits................           71.1            82.8          80.4
Provision for Credit Losses.......          485.3           398.8         280.2
Provision for Loss on German Disposal
  (Note 3)....................               58.8              --            --
Provision for Credit Losses on German
   Liquidating Loan Portfolio (Note 3).        --              --          15.0
Provision for Restructuring (Note 4)...        --              --           9.8
Other (Note 19)........................     677.3           606.4         541.6
                                         --------        --------      --------
   Total...............................   1,727.4         1,500.6       1,311.6
                                         --------        --------      --------
Income Before Income Taxes.............     373.3           458.5         270.4
Provision for Income Taxes (Note 17)...     119.6           177.5         119.9
                                         --------        --------      --------
NET INCOME.............................     253.7           281.0         150.5
Retained Earnings, Beginning of Period.   1,263.5         1,093.0       1,042.2
Dividends Paid (Note 21)...............     120.7           110.5          99.7
                                         --------        --------      --------
RETAINED EARNINGS, END OF PERIOD.......  $1,396.5        $1,263.5      $1,093.0
                                         ========        ========      ========

BASIC EARNINGS PER COMMON
  SHARE (Note 23)......................  $   4.68        $   5.19      $   2.77
                                         ========        ========      ========

DILUTED EARNINGS PER COMMON SHARE
   (Note 23)...........................  $   4.54        $   5.05      $   2.71
                                         ========        ========      ========

DIVIDENDS PER COMMON SHARE.............  $   2.18        $   1.98      $   1.80
                                         ========        ========      ========

AVERAGE COMMON SHARES OUTSTANDING
   (Note 23)...........................      54.7            54.6          53.7
                                         ========        ========      ========


See Notes to Financial Statements.

                   BENEFICIAL CORPORATION AND SUBSIDIARIES
                           STATEMENT OF CASH FLOWS

                                                  Years Ended December 31
                                             1997          1996          1995
                                                        (in millions)
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income.............................. $    253.7    $    281.0    $    150.5
Reconciliation of Net Income to Net
  Cash Provided by
  Operating Activities:
     Provision for Credit Losses........      485.3         398.8         280.2
     Provision for Loss on German
         Disposal.......................       58.8          --            --
     Gain on Securitized Receivables....      (73.5)        (55.3)        (15.4)
     Provision for Credit Losses
        on German Liquidating
        Loan Portfolio..................        --           --            15.0
     Provision for Restructuring........        --           --             9.8
     Provision for Deferred Income
        Taxes...........................      (71.5)        (32.5)        (35.0)
     Depreciation and Amortization......       46.8          49.6          48.8
     Insurance Policy and Claim
        Reserves........................     (129.8)          1.5         180.8
     Accounts Payable and Accrued
        Liabilities.....................      108.2          24.1          50.2
                                         ----------    ----------    ----------
        Net Cash Provided by Operating
             Activities.................      678.0         667.2         684.9
                                         ----------    ----------    ----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Receivables Originated or Acquired....  (13,898.9)    (12,341.8)     (9,860.3)
  Receivables Collected.................   11,505.2       8,954.0       7,443.3
  Receivables Securitized...............    1,607.8       1,919.3       1,103.8
  Available-For-Sale Investments
       Purchased........................     (463.3)       (492.8)       (313.9)
  Held-To-Maturity Investments Purchased       (7.4)        (13.0)        (78.2)
  Available-For-Sale Investments Sold...      347.8       1,058.5          97.5
  Available-For-Sale Investments Matured       61.6         372.9         154.5
  Held-To-Maturity Investments Matured..       16.2           5.3          21.1
  Property and Equipment Purchased......      (62.6)        (62.6)        (37.2)
  Deposit from Reinsurers...............      120.4        (908.3)         --
  Interest in Residual Certificates.....     (127.4)        (10.8)        (34.1)
  Other.................................      (43.6)         72.5          34.1
                                         ----------    ----------    ----------
        Net Cash Used in Investing
                Activities..............     (944.2)     (1,446.8)     (1,469.4)
                                         ----------    ----------    ----------

CASH FLOWS FROM FINANCING ACTIVITIES
   Short-Term Debt, Net Change..........      190.8          88.9         556.4
   Deposits Payable, Net Change.........      (28.7)          9.2         (29.4)
   Long-Term Debt Issued................    2,829.5       2,782.3       3,102.1
   Long-Term Debt Repaid................   (2,550.4)     (1,983.8)     (2,661.3)
   Dividends Paid.......................     (120.7)       (110.5)        (99.7)
   Common Stock Repurchased.............      (80.0)         --            --
                                         ----------    ----------    ----------
         Net Cash Provided by Financing
                Activities..............      240.5         786.1         868.1
                                         ----------    ----------    ----------

NET (DECREASE) INCREASE IN CASH AND
   EQUIVALENTS..........................      (25.7)          6.5          83.6
Cash and Equivalents at Beginning of
   Period...............................      279.6         273.1         189.5
                                         ----------    ----------    ----------
CASH AND EQUIVALENTS AT END OF PERIOD... $    253.9    $    279.6    $    273.1
                                         ==========    ==========    ==========

SUPPLEMENTAL CASH FLOW INFORMATION
   Interest Paid........................ $    847.8    $    816.2    $    823.4
   Income Taxes Paid....................      181.5         222.9         154.8


See Notes to Financial Statements.

                   BENEFICIAL CORPORATION AND SUBSIDIARIES
                        NOTES TO FINANCIAL STATEMENTS
                   (in millions, except per share amounts)


1.    NATURE OF OPERATIONS

      Beneficial Corporation (Company) is a holding company, subsidiaries of which provide financial services through their various consumer finance, banking and insurance operations located throughout the United States, Canada, Germany, Ireland and the United Kingdom. The Beneficial consumer finance loan office network includes more than 1,200 offices, offering both real estate secured loans and unsecured loans, as well as credit-related insurance products. Additionally, other subsidiaries offer credit card products (largely private-label), tax refund anticipation loans and selected non-credit-related insurance products. Approximately 40% of loans owned outstanding are secured by real estate. The majority of net income is derived from the consumer finance operations and credit insurance products related to the consumer finance business. Operations in any one country outside the United States are not significant in relation to the Company's overall operations.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES AND PRACTICES

      a) Basis of Consolidation. The consolidated financial statements include the accounts of the Company and its subsidiaries, after elimination of all significant intercompany accounts and transactions, and have been prepared in accordance with generally accepted accounting principles. Certain prior-period amounts have been reclassified to conform with the 1997 presentation.

      b) Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      c) Finance Operations. The financial statements are prepared on the accrual basis. Finance charges are recognized as income using the interest method or methods that produce similar results. The net amount of loan origination fees and direct loan origination costs are deferred and amortized into interest income over the estimated lives of the related loans. Direct origination costs for credit cards are deferred and amortized over 12 months. Income accrual is generally suspended after 30 days on delinquent loans.

      Premiums paid on receivables purchased are amortized using straight-line and accelerated methods generally over the estimated life of the loans.

      Provisions for credit losses are charged to income in amounts sufficient to maintain the allowance for credit losses at a level considered adequate to cover the losses of principal and interest in the finance receivables portfolio.

      Delinquent real estate secured receivables are reviewed individually by management, and accounts known to be uncollectible are charged off. In general, other receivables are automatically charged off after no payment has been made for six months. For all types of loans, collection efforts are generally continued.

      Real estate properties acquired through foreclosure are carried at the lower of cost or estimated fair market value, minus estimated costs to sell, determined on an individual asset basis. Valuations are periodically performed by management, and an allowance for possible losses is established if the book value exceeds the estimated fair market value minus estimated costs to sell. Residual gains or losses on disposition are recorded in expense as incurred.

      Certain real estate secured loans are accounted for as foreclosed property (in-substance foreclosure) even though the actual foreclosure has not occurred. Such loans continue to be reported in finance receivables. These loans are carried at the lower of cost or estimated fair market value when the borrower has little or no equity in the collateral at its current estimated fair market value and it appears unlikely that the borrower will repay the loan other than through liquidation of the property.

      d) Receivables Sold with Servicing Retained. Periodically, subsidiaries of the Company sell home equity loans to trusts created as real estate mortgage investment conduits and retain the servicing. At the date of such securitizations, the Company allocates the total cost of the home equity loans to mortgage servicing rights and the loans based on their relative fair values. Fair values are determined based on present valuing the expected future cash flows using a discount rate commensurate with the risks involved, adjusted for prepayments and bad debts.

      On January 1, 1997, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." For each servicing contract in existence before January 1, 1997, previously recognized excess servicing assets that do not exceed contractually specified servicing fees were combined and recognized as a servicing asset.

      Previously recognized servicing assets that exceed contractually specified servicing fees were reclassified as interest-only strips and are carried at fair value. Both the servicing assets and the interest-only strips are included in other assets on the balance sheet. The servicing assets are amortized in proportion to, and over the period of, estimated net future servicing fee income. The servicing assets are periodically reviewed for valuation impairment. This review is performed on a disaggregated basis for the predominate risk characteristics of the underlying loans which are loan type, term, interest rate, prepayment rate and loss rate. The fair value of the servicing assets and interest-only strips are determined by present valuing the estimated net future cash flows. The weighted-average assumptions used in the fair value calculations include: discount rate - 15%, prepayment rate - 34%, loss rate - 1.3%, and servicing fees - 1.0%.

      e) Insurance Operations. The Company's insurance subsidiaries are engaged in writing credit life, credit accident and health insurance, credit property, credit involuntary unemployment insurance and ordinary life insurance. Premiums on credit life insurance are taken into income using the sum-of-the-months or actuarial methods, except in the case of level-term contracts, which are taken into income using the straight-line method over the lives of the policies. Premiums on credit accident and health insurance are generally taken into income using an average of the sum-of-the-digits and the straight-line methods. Premiums for credit property and credit involuntary unemployment insurance are generally taken into income using the sum-of-the-months method or on a pro rata basis. Premiums for ordinary life insurance are included in income when due. Premiums collected on annuity contracts are included as a liability in insurance policy and claim reserves. Policy reserves for credit life, credit accident and health insurance, credit property, and credit involuntary unemployment insurance are equal to related unearned premiums. Additionally, claim reserves for credit life, credit accident and health insurance, credit property, and credit involuntary unemployment insurance are adjusted to reflect claim experience. Liabilities for future life insurance policy benefits associated with ordinary life contracts are accrued when premium revenue is recognized and are computed on the basis of assumptions as to investment yields, mortality, morbidity and withdrawals.

      f) Valuation of Investment Securities. Investments are owned principally by the insurance subsidiaries and consist primarily of debt securities. Investments in debt securities that the subsidiaries have both the ability and the intention of holding until maturity are classified as held-to-maturity securities and reported at amortized cost (remaining principal net of unamortized premiums or discounts). Investments that may be sold prior to maturity to support the subsidiaries' investment strategy, such as in response to changes in interest rates or tax deductibility of interest, are considered as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of shareholders' equity. Gains and losses from trading securities are included in income from operations. The cost of investments sold is determined on the specific cost identification basis.

      g) Translation of Foreign Currencies. Operations outside the United States are conducted through subsidiaries located in Canada, Germany, Ireland and the United Kingdom. Assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet dates, while income and expense items are translated at the average exchange rates for each period covered by the statement of income and retained earnings. The resulting translation adjustments are included in accumulated foreign currency translation adjustments, a separate component of shareholders' equity.

      h) Derivative Financial Instruments. To hedge its investment in foreign subsidiaries and to moderate its exposure to interest-rate fluctuations, the Company enters into various transactions involving off-balance-sheet financial instruments. These transactions include options, currency swaps and forwards for foreign currency risk management and interest-rate swaps and forward-rate agreements for interest rate exposure management.

      Gains or losses on foreign currency instruments designated as hedges of the Company's net investments in foreign subsidiaries are included with translation adjustments in shareholders' equity. Gains or losses on these instruments in excess of the amount needed to offset net investment losses or gains are included in income. The net amount of interest income and interest expense on agreements used to hedge interest-rate exposure is recognized in interest expense over the lives of the instruments. The indices on derivatives used to hedge interest-rate exposure match an index corresponding to either a specific long-term debt instrument or to a pool of short-term debt. The Company does not terminate these derivatives prior to maturity. In the unlikely event of termination, gain or loss would be reflected in the income statement, or deferred and recognized over the remaining life of the hedged instrument.

      The Company does not serve as a financial intermediary to make markets in any off-balance-sheet financial instruments nor does it hold or issue derivative financial instruments for trading purposes.

      i) Amortization  of  Intangible   Assets.   Excess  cost  applicable  to
      acquisitions is generally amortized on a straight-line basis over 20 years.

      j) Earnings per Common Share. Basic earnings per common share are computed by deducting dividend requirements on preferred stock of the Company from net income and dividing the remainder by weighted-average common shares outstanding. Diluted earnings per common share are computed by deducting dividend requirements on non-convertible preferred stocks of the Company from net income and dividing the remainder by weighted-average common shares outstanding adjusted for all dilutive potential common shares that were outstanding during the period.

      k) Cash Equivalents. The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

      l) Computer Software Costs. The Company capitalizes costs of purchased software or software developed internally when the project is in the application development stage. Costs of developed software that is considered to be in the preliminary project stage or the post-implementation stage are expensed as incurred. Costs incurred in conjunction with Year 2000 remediation are expensed as incurred.

3.    DIVESTITURE OF CANADA AND GERMANY

      As part of a number of strategic initiatives to enhance growth and build shareholder value, the Company recently announced its intent to sell its Canadian consumer finance subsidiary and its German consumer banking subsidiary. On February 10, 1998, the Company entered into a definitive agreement for the sale of its Canadian operations and on March 2nd closed the transaction. The sale generated a net aftertax gain in excess of $100. The Company anticipates the sale of its German subsidiary to occur in the near term. The sale is expected to result in a loss of $27.8 after consideration of a $31.0 tax benefit, primarily generated by the expected utilization of capital losses, and has been accrued at December 31, 1997. As of December 31, 1997, the net assets subject to sale totaled $137.2 and were comprised of the following:


                                      Canada          Germany             Total
        Net Finance Receivables.....  $775.1         $ 271.6          $ 1,046.7
        Other Assets................    14.7           129.5              144.2
                                      ------         -------          ---------
          Total Assets.............    789.8           401.1            1,190.9
                                      ------         -------          ---------
        Short-Term Debt............    344.2              --              344.2
        Long-Term Debt.............    308.8            32.5              341.3
        Deposits...................       --           277.6              277.6
        Other Liabilities..........     15.3            75.3               90.6
                                      ------         -------          ---------
          Total Liabilities..........  668.3           385.4            1,053.7
                                      ------         -------          ---------
        Net Assets................... $121.5         $  15.7          $   137.2
                                      ======         =======          =========

      In 1997, the Canadian operations reported pretax earnings of $21.2 while the German operating pretax loss was $6.7.

      The Company had previously announced its intent, in December of 1994, to sell its German subsidiary. However, in December of 1995, the Company announced the decision to retain the operation because no acceptable offers were received. Since negotiations and other efforts did not progress as anticipated in the original loss estimates, the Company recorded a $15.0, or $0.28 per share, charge in 1995 for additional potential losses relating to a significant liquidating loan portfolio.


4.    PROVISION FOR RESTRUCTURING

      In the fourth quarter of 1995, the Company implemented an expense-reduction program, principally within its headquarters operations. The resulting restructuring charge reduced net income by $5.9, or $0.11 per share, and was largely related to early retirement and severance expenses corresponding to workforce reductions of 225.

5.    FINANCE RECEIVABLES

      Finance receivables at December 31 consisted of the following:


                                                        1997            1996
                                                        ----            ----
       Receivables Owned:
          Real Estate Secured...............       $  5,905.3      $  5,931.7
          Personal Unsecured................          3,262.4         2,982.9
          Credit Cards......................          4,685.4         4,595.8
          Sales Finance Contracts...........            994.3           926.3
          Commercial........................            182.8            99.5
                                                    ---------       ---------
            Total Owned.....................         15,030.2        14,536.2
       Receivables Sold with Servicing Retained
             (all real estate secured)......          2,912.7         2,324.8
                                                    ---------       ---------
       Total Managed........................        $17,942.9       $16,861.0
                                                    =========       =========

      Includes receivables of $1,084.2 and $1,103.0 in 1997 and 1996, respectively, relating to the Company's German and Canadian subsidiaries.

      Average receivables during the years ended December 31 were as follows:

                                                       1997              1996
                                                       ----              ----
       Average Receivables Owned............        $14,459.6         $13,520.8
       Average Receivables Sold With
           Servicing Retained...............          2,600.4           1,798.1
                                                    ---------         ---------
       Average Managed......................        $17,060.0         $15,318.9
                                                    =========         =========

      From time to time, subsidiaries of the Company have sold home equity loans through securitizations and have retained collection and administrative responsibilities as servicer for the trust holding the home equity loans.

      Scheduled contractual maturities of finance receivables owned to be received after December 31, 1997, are as follows:



                                1998       1999       2000      2001     Beyond
                                ----       ----       ----      ----     ------
       Real Estate Secured...... 18%        12%        12%       13%         45%
       Personal Unsecured....... 43         32         17         4           4
       Credit Cards............. 43          7          7         6          37
       Sales Finance Contracts.. 72         20          6         1           1
       Commercial............... 25         20         13         8          34
       Overall.................. 35%        16%        11%        8%         30%


      While the statutes of several states place no maximum limit on the contractual term of closed-end loans secured by real estate, the consumer finance subsidiaries generally limit loans of this type to periods ranging from 60 to 180 months. Terms of closed-end unsecured loans and sales finance contracts generally do not exceed 60 months. It is the Company's experience that a substantial portion of all consumer receivables is renewed or repaid prior to contractual maturity dates. Accordingly, the previous tabulation should not be viewed as a forecast of future cash collections. During the years ended December 31, 1997 and 1996, cash collections totaled $11,505.2 and $8,954.0, respectively. The monthly collections of cash principal as a percentage of average receivables were 6.66% in 1997 and 5.51% in 1996.

6.    ALLOWANCE FOR CREDIT LOSSES

      Changes in the allowance for credit losses were as follows:

                                                            1997           1996
                                                            ----           ----
       Balance at Beginning of Year..................    $ 498.2        $ 406.1
       Accounts Charged Off..........................     (468.2)        (363.3)
       Recoveries on Accounts Previously Charged Off.       56.0           46.4
       Provision for Credit Losses...................      485.3          398.8
       Other.........................................      (11.4)          10.2
                                                          -------        -------
       Balance at End of Year.........................    $ 559.9        $ 498.2
                                                          =======        =======

      Year-end balances include $37.5 and $57.3 in 1997 and 1996, respectively, relating to the Company's German and Canadian subsidiaries.


7.    INVESTMENT SECURITIES

      In the fourth quarter of 1995, the Company decided to exit its annuity business. The actual disposition of the annuity business and the capital gain from the sale of corresponding investments increased net income by $8.4, or $0.16 per share, in March 1996. As of December 31, 1997, shareholders' equity included a net unrealized gain of $5.2, consisting of an $8.0 net gain on the Available-For-Sale portfolio, offset by $2.8 of applicable income taxes.

      Investments at December 31 were as follows:

                                                      Gross        Gross    Est.
                                      Amortized  Unrealized   Unrealized  Market
        1997                               Cost       Gains       Losses   Value
        ----                          ---------  ----------   ----------  ------
        Available-For-Sale
        Debt Securities:
           Corporate...............      $294.7        $6.5         $1.1  $300.1
           Mortgage-backed.........        29.8          .9           --    30.7
           Municipal...............         5.2          .1           --     5.3
           U.S. Government.........       115.8         1.0           --   116.8
           Foreign Government......        59.8          .7           --    60.5
           Other...................         5.6          .1           --     5.5
                                         ------       -----        -----   -----
                                          510.9         9.2          1.2   518.9
        Equity Securities..........          .6          --           --      .6
                                         ------       -----        -----   -----
           Total...................      $511.5        $9.2         $1.2  $519.5
                                         ======        ====         ====  ======
        Held-To-Maturity
        Debt Securities:
           Corporate...............       $48.8        $ .4        $  .1   $49.1
           Mortgage-backed.........         2.2          --           --     2.2
           Municipal...............        10.8          .3           --    11.1
           U.S. Government.........        10.4          --           .1    10.3
           Foreign Government......         1.1          --           .1     1.0
           Other...................        10.2          --           --    10.2
                                          -----        ----          ---    ----
                 Total.............       $83.5        $ .7         $ .3   $83.9
                                          =====        ====         ====   =====



                                                Gross          Gross        Est.
                             Amortized     Unrealized     Unrealized      Market
        1996                      Cost          Gains         Losses       Value
        ----                 ---------    -----------     ----------      ------
        Available-For-Sale
        Debt Securities
           Corporate.........   $273.6           $5.3           $3.4      $275.5
           Mortgage-backed...     35.1            1.2             .2        36.1
           Municipal.........      7.3             .1             .1         7.3
           U.S. Government...     93.9             .6             .2        94.3
           Foreign Government.    42.4             .5             --        42.9
                                  ----           ----           ----        ----
                                 452.3            7.7            3.9       456.1
        Equity Securities....       .6             --             --          .6
                                  ----           ----           ----        ----
           Total.............   $452.9           $7.7           $3.9      $456.7
                                ======           ====           ====      ======
        Held-To-Maturity
        Debt Securities:
           Corporate..........   $48.9           $ .1          $  .7       $48.3
           Mortgage-backed....     2.6             --             .1         2.5
           Municipal..........     8.5             .2             --         8.7
           U.S. Government....    14.4             --             .2        14.2
           Foreign Government.     1.1             --             --         1.1
           Other..............    18.1             --             --        18.1
                                  ----            ---            ---        ----
                 Total........   $93.6           $ .3           $1.0       $92.9
                                 =====           ====           ====       =====

      Included in investments is $263.2 and $135.8, in 1997 and 1996, respectively, classified as trading securities. These amounts represent residual interests in securitized receivables resulting from the early payment of principal to certificate holders.

      The contractual maturities of debt securities at December 31, 1997, are shown in the table that follows. Actual maturities may differ from contractual maturities because some borrowers may have the right to prepay obligations, with or without prepayment penalties.


                                                Amortized          Estimated
                                                   Cost           Market Value
        1997
        Available-For-Sale
        Due within one year...............        $  29.1            $  29.1
        Due one through five years........          156.1              158.4
        Due five through ten years........          317.4              322.9
        Due after ten years...............            8.3                8.5
                                                   ------             ------
           Total..........................         $510.9             $518.9
                                                   ------             ------

        Held-To-Maturity
        Due within one year..............        $    7.3           $    7.3
        Due one through five years.......            47.3               47.5
        Due five through ten years.......            17.1               17.3
        Due after ten years..............            11.8               11.8
                                                  -------            -------
           Total.........................         $  83.5            $  83.9
                                                  =======            =======

      Proceeds from sales of Available-For-Sale securities totaled $347.8 in 1997, compared with $1,508.5 in 1996. Gross gains of $6.8 in 1997 and $27.5 in 1996, and gross losses of $0.4 in 1997 and $1.6 in 1996, were realized on those sales.

8.    OTHER ASSETS


       At December 31                              1997             1996
       --------------                              ----             ----
       Annuity Deposits...................... $   787.9         $   908.3
       Deferred Income Tax Benefits..........     302.7             232.3
       Excess Cost of Net Assets Acquired....      43.7              14.6
       Interest-Only Residual................      72.8              46.9
       Investments in and Advances to Discontinued
         Operations..........................       6.5              15.0
       Miscellaneous Accounts and Notes
         Receivable..........................      75.7              70.1
       Prepaid Expenses......................     178.9             130.7
       Property Acquired by Foreclosure......      85.5             100.2
       Recoverable Income Taxes..............      43.4              44.6
       Servicing Asset.......................      11.4               8.0
       Unamortized Insurance Policy
        Acquisition Costs....................      33.2              36.0
       Other.................................     183.7             115.9
                                               --------          --------
          Total..............................  $1,825.4          $1,722.6
                                               ========          ========

      The activity in the servicing asset is summarized as follows: balance January 1, 1997 - $8.0, recognized during the period - $6.9, amortization - $3.5, balance at December 31, 1997 - $11.4.

9.    ACCOUNTS PAYABLE AND ACCRUED LIABILITIES


       At December 31........................       1997             1996
       --------------                               ----             ----
       Accounts Payable......................     $347.3           $191.5
       Accrued and Deferred Compensation.....       76.4             72.1
       Accrued Interest......................       81.0             69.5
       Accrued Postretirement Benefits.......       72.2             61.1
       Accrued Pension Cost..................       16.8             18.4
       Income Taxes Payable..................       46.1             42.0
       Insurance Premiums Payable............       27.7             32.2
       Other.................................       40.5             47.2
                                                  ------           ------
          Total..............................     $708.0           $534.0
                                                  ======           ======

10.   SHORT-TERM DEBT

      Short-term debt, includes $1,277.4. and $916.9 relating to foreign subsidiaries at year-end 1997 and 1996, respectively, of which $344.2 and $228.4 at year-end 1997 and 1996, respectively, relate to the German and Canadian subsidiaries. Short-term debt consisted of the following:


       At December 31........................         1997              1996
       --------------                                 ----              ----
       Commercial Paper......................     $3,770.5          $3,695.4
       Bank Borrowings.......................        814.6             473.9
                                                  --------          --------
          Total..............................     $4,585.1          $4,169.3
                                                  ========          ========

      Selected details of short-term borrowings are as follows:


                                              1997          1996           1995
                                              ----          ----           ----
       Highest Aggregate at Any Month-End. $4,585.1      $4,571.3       $4,023.9
       Daily Average Amount...............  3,977.1       3,846.2        3,366.3
       Weighted Average Interest Rates:
          At Year-End:
             Commercial Paper.............     5.74%         5.38%         5.85%
             Bank Borrowings..............     7.48          6.17          6.71
                Overall...................     6.09          5.49          5.98
          Paid During Year*:
             Commercial Paper.............     5.52          5.52          6.24
             Bank Borrowings..............     6.89          6.46          7.19
                Overall...................     5.68%         5.63%         6.37%

      *Weighted average interest rates paid during the year have been determined by relating short-term interest costs (including the costs of maintaining lines of credit) for each year to the daily average dollar amounts outstanding.

      The Company maintains committed revolving credit agreements in support of its outstanding commercial paper. At December 31, 1997, the Company had lines of credit of $4,307.5, of which $3,850.7 was unused. The most significant of these credit agreements has a net-worth test of $1,000. Annual commitment fee requirements to support availability of credit agreements at the end of 1997, 1996 and 1995 totaled $3.9, $4.1 and $5.8, respectively.

      The impact of interest rate hedging activities on the Company's weighted average short-term borrowing rates and on the reported short-term interest expense were increases as follows: .08% and $3.1 in 1997; .13% and $5.1 in 1996; and .05% and $1.7 in 1995.

11.   LONG-TERM DEBT


       At December 31                               1997                1996
       --------------                               ----                ----
          United States..............           $7,814.8            $7,832.2
          Canada.....................              308.8               338.6
          Germany....................               32.5                31.6
          United Kingdom.............              731.1               428.7
                                                --------            --------
             Total...................           $8,887.2            $8,631.1
                                                ========            ========

      Long-term debt, including weighted average interest rates by year of maturity on debt outstanding at December 31, 1997, is shown below in the earliest year it could become payable:


                               Average Rates
       Maturity                    1997                 1997                1996
       --------                -------------            ----                ----
       1997.................                                            $2,610.1
       1998.................         7.13%           $2,246.1            1,982.0
       1999.................         6.73             1,990.7            1,669.7
       2000.................         6.71             1,254.1              554.9
       2001..................        7.05               946.3              632.4
       2002..................        6.82             1,293.4              558.3
       2003-2007.............        6.77               959.3              426.4
       2008-2023.............        7.85               197.3              197.3
                                                    ---------          ---------
          Total..............        6.90%           $8,887.2           $8,631.1
                                                     ========           ========



      The weighted average annual interest rates on debt outstanding at year-end were 6.90%, 6.84% and 7.24% for 1997, 1996 and 1995, respectively.
      Weighted average interest rates (including issuance costs) paid during the year on average long-term debt outstanding were 6.92%, 7.07% and 7.56% for years ended December 31, 1997, 1996 and 1995, respectively.

      Long-term debt outstanding at December 31, 1997 and 1996, includes $4,174.6 and $3,815.7, respectively, of variable-rate debt that reprices based on various indices. Such variable-rate debt generally has an original maturity of one to two years.

      The impact of interest rate hedging activities on the Company's weighted average long-term borrowing rates and on the reported long-term interest expense were increases as follows: .02% and $2.0 in 1997; .06% and $4.8 in 1996; and .05% and $3.7 in 1995.

12.   CAPITAL STOCK

      Shares of capital stock outstanding were as follows:


      At December 31.......................               1997           1996         1995
      --------------                                      ----           ----         ----
      5% Cumulative Preferred - $50 par value.
         Authorized, 585,730..............              407,718(a      407,718(a     407,718(a

      $5.50  Dividend  Cumulative
         Convertible  Preferred  - no par
         value - $20 stated  value  (each
         share  convertible  into nine
         shares of  Common; maximum
         liquidation value, $1,653,800,
         $1,845,700, and $2,031,000).
         Authorized, 1,164,077
           Outstanding Shares Beginning of
               Year...................                      18,457         20,310        22,362
           Conversion into Common.....                      (1,919)        (1,853)       (2,052)
                                                           --------       --------      --------
           Outstanding Shares End of Year                   16,538         18,457        20,310
                                                           --------       --------      --------

      $4.50 Dividend Cumulative Preferred
         - $100 par value.
         Authorized, 103,976.............                  103,976        103,976       103,976
                                                           --------       --------       -------

      $4.30 Dividend Cumulative Preferred
         - no par value -
         $100 stated value.
         Authorized, 1,069,204...........                  836,585        836,585       836,585
                                                           --------        -------       -------

      Common - $1 par value.  Authorized
          160,000,000
          Outstanding Shares Beginning
           of Year....................                  54,041,214     53,197,422      52,509,728
          Conversion of $5.50 Preferred
           into Common...............                       17,271         16,677          18,468
          Exercise of Stock Options..                      453,363        827,115         669,903
          Tendered Shares............                      (29,510)           --            --
          Repurchased Shares.........                   (1,205,000)           --            --
          Direct Investment Plan.....                       13,271            --            --
          Transfer into Treasury from
            Treasury
            Shares Held as an Asset..                           --            --            (677)
          Outstanding Shares End
             of Year.................                   53,290,609(b   54,041,214(b   53,197,422(b
                                                         ----------     ----------     ----------
          After deducting treasury shares:
              a)  5% Cumulative
                    Preferred........                      178,012        178,012        178,012
              b)  Common.............                    3,581,451      2,800,304      3,627,419


      In addition, the Company is authorized to issue 500,000 shares of preferred stock (no par value) and 2,500,000 shares of preferred stock ($1.00 par value). Included within such shares are 570,000 shares of Series A Participating Preferred Stock ($1.00 par value) that the Company is authorized to issue in connection with Preferred Stock Purchase Rights (see Note 14). None of these authorized preferred shares are issued or outstanding.

      At December 31, 1997, a total of 148,842 shares of common stock was reserved for conversion of $5.50 Dividend Cumulative Convertible Preferred Stock. During the year, 17,271 shares of common stock were issued upon conversion of the $5.50 Dividend Cumulative Convertible Preferred Stock, and 453,363 common stock treasury shares were reissued in connection with the exercise of stock options.

13.   ADDITIONAL CAPITAL

      Additional capital decreased by $54.6 in 1997 and increased by $35.3 in 1996. The decrease in 1997 resulted from common stock repurchases of $78.8 offset by issuances in connection with various employee stock plans, primarily the non-qualified stock option plan described in Note 20. The increase in 1996 resulted from stock issuances in connection with various employee stock plans.

14.   PREFERRED STOCK PURCHASE RIGHTS

      On August 22, 1996, the Board of Directors of the Company adopted a Renewed Rights Agreement which became effective November 23, 1997. One new Preferred Stock Purchase Right (Right) was issued for each share of common stock, par value $1.00 per share, of the Company outstanding on November 23, 1997, and a Right will be issued for each share of common stock issued thereafter. Under certain circumstances, each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of the Company's Series A Participating Preferred Stock at a price of $235, subject to adjustment. Until the Rights become exercisable, expire or are redeemed, they will automatically trade with the common stock but will at no time have voting power.

      The Rights will be exercisable under circumstances generally involving certain acquisitions of, or tender offers for, the common stock, or if a 10% stockholder is declared an "Adverse Person" by the Board of Directors. If, at any time after the Rights become exercisable, but before they expire or are redeemed, the Company is acquired in a merger or other business combination or sells 50% or more of its assets or earning power, the holder of a Right will be entitled to buy, at the exercise price, a number of shares of Common Stock of the acquiring or surviving company having a market value of twice the exercise price of each Right.

      Generally, the Rights may be redeemed by the Company for $.01 per Right at any time prior to the expiration of the Rights on August 22, 2006, and the Company may alter the exercise price of the Rights and extend the duration of the Renewed Rights Agreement beyond its 10-year term.

      The Renewed Rights Agreement, which became effective on November 23, 1997, replaced the original Rights Agreement adopted in 1987. The original Rights Agreement was substantially identical to the Renewed Rights Agreement, except that (i) the exercise price per Preferred Stock Purchase Right was $87.50 per share, subject to adjustment; (ii) the redemption price was $.025 per Right; (iii) each Right entitled the registered holder to purchase from the Company one two-hundredth of a share of the Company's Series A Participating Preferred Stock; and (iv) the amendment provision did not permit the Company to alter the exercise price of the Rights or to extend the original Rights agreement beyond its 10-year term.

15.   EMPLOYEE RETIREMENT PLANS

      The Company has a non-contributory defined benefit pension plan (Plan) covering substantially all employees of the Company and its subsidiaries in the United States. The benefits provided are based on the employee's age, years of service and average compensation during the highest three consecutive years of earnings. The Company has made annual contributions at least equal to the amounts accrued for retirement expense. Plan assets are invested primarily in equity securities and corporate bonds.

      The Company also has a supplemental retirement plan to restore those benefits which have been earned under the Plan but which are not payable to participants because of the limits imposed by the Internal Revenue Code on qualified plan benefit distributions.

      Employees of subsidiaries outside the United States generally receive retirement benefits from Company-sponsored plans or from statutory plans administered by governmental agencies in other countries.

      In addition, the Company funds two 401(k) savings plans, which collectively cover substantially all employees of the Company and its subsidiaries in the United States, under which basic contributions are made annually up to 2.5% of each eligible employee's annual compensation up to $0.15. Related costs charged to income for the years ended December 31, 1997, 1996 and 1995, were $5.4, $4.8 and $4.6, respectively.

      The Plan's funded status and amounts recognized in the Company's balance sheet are as follows:


      At December 31                                         1997           1996
      --------------                                         ----           ----
      Actuarial Present Value of Benefit Obligation:
         Vested Benefits............................       $ 51.5         $ 45.4
         Non-Vested Benefits........................         12.5           15.0
                                                          -------        -------
      Accumulated Benefit Obligation................         64.0           60.4
      Effect of Future Salary Increases.............         48.8           43.5
                                                          -------        -------
      Projected Benefit Obligation..................        112.8          103.9
      Less Plan Assets at Fair Value................         78.9           65.0
                                                          -------        -------
      Projected Benefit Obligation in Excess of Plan
        Assets.....................                          33.9           38.9
      Less Unrecognized Net Loss....................         17.1           20.5
                                                          -------        -------
      Accrued Pension Cost Included in Accounts Payable
       and Accrued Liabilities......................       $ 16.8         $ 18.4
                                                           ======         ======

      For 1997, the projected benefit obligation was determined using an assumed discount rate of 7.00% (compared with 7.50% in 1996), an assumed long-term rate of return on assets of 9.00%, and an assumed long-term rate of increase in future compensation levels of 4.50%.

      The following  table details the components of net pension expense for the
      Plan:


                                                      1997       1996      1995
                                                      ----       ----      ----
      Service Cost - Benefits Earned During Period...$ 5.5      $ 5.4     $ 4.4
      Interest Cost on Projected Benefit Obligation..  7.3        7.6       7.6
      Actual Return on Plan Assets...................(13.3)      (7.1)    (12.3)
      Net Amortization and Deferral..................  7.9        1.6       7.1
                                                     -----       -----    -----
      Net Periodic Pension Cost..................... $ 7.4      $ 7.5     $ 6.8
                                                     =====       =====    =====

      Pension expense related to the Company's supplemental pension plan was $1.3, $1.3 and $1.2 in 1997, 1996 and 1995, respectively. Pension expense for the Company's subsidiaries outside the United States was $2.8, $2.7 and $2.6 for 1997, 1996 and 1995, respectively.

16.   POSTRETIREMENT BENEFITS

      The Company provides postretirement health and dental care benefits to eligible employees in the United States, along with their spouses and eligible dependents. Employees become eligible for these benefits if they meet minimum age and service requirements and if they agree to contribute a portion of the cost. The associated plans are unfunded, and approved claims are paid from Company funds. Under the terms of the plans, the Company reserves the right to modify or terminate the plans. Most employees outside the United States are covered by government health care programs. The cost of such programs is not significant to the Company.

      The cost to the Company of postretirement benefits consisted of the following components:


      At December 31                        1997           1996            1995
      --------------                        ----           ----            ----
      Postretirement Benefit Cost:
         Service Cost - benefits
          attributable to service
           during the year..............    $2.0            $2.0           $1.5
         Interest Cost on Accumulated
          Benefit Obligation............     4.2             4.1            4.2
         Amortization of Deferred Gain..    (0.8)           (0.3)          (0.8)
                                            ----            ----           ----
            Total.......................    $5.4            $5.8           $4.9
                                            ====            ====           ====

      The actuarial and recorded liabilities for these benefits were as follows:

      At December 31                                        1997           1996
      --------------                                        ----           ----
      Accumulated Postretirement Benefit Obligation:
         Retirees....................................      $45.1          $38.8
         Fully Eligible Active Plan Participants.....       12.4           10.3
         Other Active Plan Participants..............       14.7           12.0
                                                           -----          -----
            Total....................................      $72.2          $61.1
                                                           =====          =====

      For measurement purposes, a 10.2% pre-65 trend rate was used for 1997 and 1996, with an ultimate rate of 5.0% in 2013. In addition, a 9.7% post-64 trend rate was used for 1997 and 1996, with an ultimate rate of 5.0% in 2018. For dental costs, a trend rate of 6.0% was used for 1997 and 1996, with an ultimate rate of 4.0% in 2001. The discount rate was 7.00% at December 31, 1997, and 7.50% at December 31, 1996. A one-percentage-point increase in the health care trend rate would have increased the accumulated postretirement benefit obligation by $3.9 at year-end 1997 and would have added $.6 to the benefit cost for the year.

17.   INCOME TAXES

      The provision for income taxes consisted of the following:

                                         1997            1996          1995
                                         ----            ----          ----
      Federal:
         Current:
            U.S.....................   $153.5         $177.0          $124.1
            Foreign.................     17.4           16.0            18.4
                                       ------         ------          ------
               Total................    170.9          193.0           142.5
                                       ------         ------          ------
         Deferred:
            U.S.....................    (71.3)         (32.8)          (34.2)
            Foreign.................     (0.2)           0.3            (0.8)
                                       ------         ------          ------
               Total................    (71.5)         (32.5)          (35.0)
      State and Local...............     20.2           17.0            12.4
                                       ------         ------          ------
            Total Provision for
               Income Taxes.........   $119.6         $177.5          $119.9
                                       ======         ======          ======


      Temporary   differences   that  gave  rise  to  deferred  tax  assets  and
      liabilities were as follows:

      At December 31                                   1997                1996
      --------------                                   ----                ----
      Deferred Tax Assets:
         Allowance for Credit Losses............      $187.2              $163.9
         Capital Losses - Germany...............        33.0                --
         Retiree Benefit Plans..................        31.5                29.8
         Accrued and Deferred Compensation......        19.4                19.2
         Deferred Commission Income.............        12.8                10.4
         Insurance Reserves.....................        10.1                 3.3
         Foreign Tax Credits*...................         1.3                 8.0
         All Other...............................       73.0                64.2
                                                      ------              ------
            Subtotal.............................      368.3               298.8
                                                      ======              ======
      Deferred Tax Liabilities:
         Real Estate Partnership Losses..........       27.4                23.7
         Deferred Acquisition Costs..............       17.8                15.7
         All Other...............................       17.1                19.1
                                                      ------              ------
            Subtotal.............................       62.3                58.5
                                                      ------              ------
      Valuation Allowance*.......................       (3.3)               (8.0)
                                                      ------              ------
            Net Deferred Taxes....................    $302.7              $232.3
                                                      ======              ======

      *Foreign Tax Credits are fully offset by valuation allowances because utilization is uncertain. The tax credits expire over the next five years.

      A reconciliation of the differences between income taxes computed at the statutory U.S. income tax rate and the consolidated tax provisions is as follows:

                                                  1997          1996        1995
                                                  ----          ----        ----
      Statutory U.S. Tax Rate...................  35.0%        35.0%       35.0%
      Increase (Decrease):
         Differential Due to Operations Outside
              U.S...............................   (.8)        (1.4)        4.0*
         State and Local Income Taxes...........   3.5          2.4         3.0
         Capital Losses - Germany...............  (7.7)         --          --
         Other..................................   2.0          2.7         2.3
                                                  ----         ----        ----
         Effective Tax Rate.....................  32.0%        38.7%       44.3%
                                                  ====         ====        ====

      *Includes 3.2% in 1995 resulting from the non-deductibility of credit losses at the German banking subsidiary.

      The foreign tax credit utilization resulted from the Company's election to modify the limitation calculation. U.S. income taxes were not provided at December 31, 1997, on $19.0 of undistributed earnings of foreign subsidiaries, which are expected to be permanently invested in foreign countries, and on $77.8 of undistributed earnings of life insurance subsidiaries accumulated as policyholders' surplus under tax laws in effect prior to 1984. Should these amounts be distributed, the additional income taxes payable would be approximately $1.0 and $27.2, respectively.

18.   OTHER REVENUE

                                            1997            1996           1995
                                            ----            ----           ----
        Investment Income................$  56.6         $  80.2         $ 67.8
        Net Tax Service (RAL) Revenue....  105.7           140.9          (14.9)
        Securitization Revenue...........  237.8           192.3          123.6
        Other............................   60.7            46.3           54.4
                                            ----            ----           ----
          Total.......................... $460.8          $459.7         $230.9
                                          ======          ======         ======

19.   OTHER EXPENSES

                                                1997           1996         1995
                                                ----           ----         ----
      Collection Expense.................     $  27.4       $  20.4      $  16.4
      Data Processing Costs..............        57.8          42.1         35.6
      Depreciation.......................        38.8          40.8         40.0
      Insurance Commissions..............        19.9          18.5         21.7
      Licenses and Taxes.................        20.9          17.6         17.0
      Losses on Real Estate Foreclosures.        26.1          38.1         45.9
      Marketing..........................       111.9          77.1         58.2
      Occupancy..........................        80.7          78.1         75.8
      Origination Costs..................        18.0          29.1         26.7
      Postage............................        35.8          32.3         26.6
      Premium Amortization...............        33.4          35.2         25.3
      Printing...........................        23.3          27.6         22.6
      Professional Services..............        46.0          29.9         26.6
      Telecommunications.................        32.8          32.6         30.6
      Travel.............................        23.0          21.4         20.3
      Other..............................        81.5          65.6         52.3
                                               ------        ------       ------
         Total...........................      $677.3        $606.4       $541.6
                                               ======        ======       ======

20.   STOCK OPTIONS

      The Company has a non-qualified stock option plan (Non-Qualified Plan), adopted in 1990, which provides for grants of options to officers, directors and key employees of the Company and its participating subsidiaries. Under the Non-Qualified Plan, the option price shall not be less than 100% of fair market value on the date the option is granted. Options generally become exercisable in cumulative annual increments of 25% each year, commencing one year after date of grant and expiring after 10 years. The aggregate number of options for any calendar year may not exceed 1.75% of the total issued and outstanding common stock of the Company as measured on the first day of any such calendar year. If during any such calendar year the total number of authorized options is not granted, the remainder will be available for granting during any succeeding year during the term of the Non-Qualified Plan. Shares of common stock to be issued upon exercise of options may be treasury shares reacquired by the Company or authorized and unissued common shares or a combination of both.

      The Company adopted an equity participation plan (Plan) in 1997, that provides for grants of options to each eligible employee. It is the intent of the Plan that there be no overlap in eligibility between the Plan and the Non-Qualified Plan. Under the Plan, the option price shall be 120% of the fair market value on the date the option is granted. Options are fully exercisable when granted and expire after 10 years.

      The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the Non-Qualified Plan or the Plan. Had compensation cost for the Non-Qualified Plan or the Plan been determined based on the fair value at the grant date of awards in 1997, 1996 and 1995 consistent with the provisions of SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                   1997         1996        1995
                                                   ----         ----        ----
        Net Income - Reported..................  $253.7       $281.0      $150.5
        Net Income - Pro Forma.................   248.9        278.8       150.3
        Basic Earnings per share:
           Reported............................    4.68         5.19        2.77
           Pro Forma...........................    4.59         5.15        2.77
        Diluted Earnings per share:
           Reported............................    4.54         5.05        2.71
           Pro Forma...........................    4.45         5.01        2.71

      The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997, 1996 and 1995, respectively: dividend yield of 3.07%,3.54% and 4.00%; risk-free interest rate of 5.82%, 5.95% and 5.77%; expected volatility of 26.3% and expected lives of 5.5 for all years. The pro forma effect on net income for 1997, 1996 and 1995 is not representative of the pro forma effect on net income in future years because it does not take into consideration pro forma compensation expense related to grants made prior to 1995. The weighted average fair value at the date of grant for options granted during 1997, 1996 and 1995 was $16.06, $16.21 and $13.10 per option, respectively.

      The following table summarizes the activity relating to the Plan:



                                                               Weighted-Average
                                                    Number       Exercise Price
      Shares Under Option
      Options Outstanding December 31, 1994..     3,634,566         $33.05
         Options Exercised...................      (669,903)         28.82
         Options Canceled....................      (132,425)         35.26
         Options Granted.....................       955,130          49.19
                                                 ----------        -------
      Options Outstanding December 31, 1995..     3,787,368          37.79
                                                  =========        =======

         Options Exercised...................      (827,115)         32.79
         Options Canceled....................       (68,056)         40.38
         Options Granted.....................     1,042,350          64.32
                                                  ---------        -------
      Options Outstanding December 31, 1996..     3,934,547          45.82
                                                  =========        =======

         Options Exercised...................      (453,363)         38.52
         Options Canceled....................      (485,088)         72.10
         Options Granted.....................     3,031,800          82.53
                                                  ---------         ------
      Options Outstanding December 31, 1997..     6,027,896         $62.72
                                                  =========         ======

      Options Exercisable December 31, 1997..     3,605,679         $60.92
                                                  =========         ======


The following table summarizes information about stock options outstanding at December 31, 1997:

              Options Outstanding                     Options Exercisable
 -------------------------------------------------------------------------------
                                  Weighted-
                                    Average   Weighted-                Weighted-
                                  Remaining     Average                  Average
        Range of       Number   Contractual    Exercise        Number   Exercise
  Exercise Price  Outstanding          Life       Price   Exercisable      Price
  --------------  -----------  ------------   ---------   -----------  ---------
 $21.75 -  $22.44      42,477       3 years      $22.04        42,477     $22.04
  29.16 -   31.13     519,727     4.6 years       29.95       519,727      29.95
  37.44 -   38.78   1,053,375     6.5 years       37.70       862,737      37.76
  49.19 -   49.25     752,414       8 years       49.19       331,814      49.19
  61.81 -   64.44     965,313       9 years       64.32       254,834      63.98
  75.44 -   79.44   1,100,500      10 years       77.04             -          -
  81.00 -   90.53   1,594,090     9.6 years       86.54     1,594,090      86.54
  ---------------   ---------     ---------       -----     ---------      -----
  $21.75 - $90.53   6,027,896     8.4 years      $62.72     3,605,679     $60.92
  ===============   =========     =========      ======     =========     ======

21.   DIVIDENDS PAID

                                                  1997         1996        1995
                                                  ----         ----        ----
        Preferred Stock:
           5%.............................    $    1.0     $    1.0      $  1.0
           $5.50 Convertible..............          .1           .1          .1
           $4.50..........................          .5           .5          .5
           $4.30..........................         3.6          3.6         3.6
                                                   ---          ---         ---
                                                   5.2          5.2         5.2
        Common Stock......................       115.5        105.3        94.5
                                                 -----        -----        ----
             Total Dividends..............      $120.7       $110.5       $99.7
                                                ======       ======       =====

22.   GEOGRAPHIC INFORMATION

      Data by geographic area for the years ended December 31 are shown in the following table:

                                                              Inter-
                                     United                   Company
                                     States     Foreign   Eliminations     Total
      1997
      Revenue.......................$ 2,507.8  $  462.2      $(14.3)   $ 2,955.7
      Income before Income Taxes....    389.9     (16.6)         --        373.3
      Net Assets....................  1,380.5     391.8          --      1,772.3
      Total Assets.................. 14,339.9   3,396.9       (91.7)    17,645.1

      1996
      Revenue.......................  2,371.2     409.6        (8.9)     2,771.9
      Income before Income Taxes....    423.9      34.6          --        458.5
      Net Assets....................  1,398.6     296.2          --      1,694.8
      Total Assets.................. 14,410.0   2,589.7       (68.5)    16,931.2

      1995
      Revenue.......................  2,018.5     389.0        (9.3)     2,398.2
      Income before Income Taxes....    251.7      18.7          --        270.4
      Net Assets....................  1,250.0     253.0          --      1,503.0
      Total Assets.................. 13,572.3   2,219.2       (54.2)    15,737.3

23.   EARNINGS PER SHARE

                                                                      Per Share
                                                Income       Shares      Amount
        1997
        Net Income...........................   $253.7
           Less:  Preferred stock dividends..     (5.2)
                                              --------
        Basic Earnings per Share:
           Income available to common
             stockholders....................    248.5        53.0       $4.68
                                                 -----        ----       -----
           Convertible preferred stock.......      0.1        0.2
           Options...........................      --         1.2
           Employee stock purchase plan......      --         0.3
        Diluted Earnings per Share:
           Income available to common
             stockholders and assumed
                conversions..................   $248.6        54.7       $4.54
                                                ======        ====       =====

        1996
        Net Income...........................   $281.0
           Less:  Preferred stock dividends..     (5.2)
                                               --------
        Basic Earnings per Share:
           Income available to common
             stockholders....................    275.8        53.1       $5.19
                                                 -----        ----       -----
           Convertible preferred stock.......      0.1        0.2
           Options...........................      --         1.0
           Employee stock purchase plan......      --         0.3
        Diluted Earnings per Share:
           Income available to common
             stockholders and assumed
                conversions..................    $275.9        54.6       $5.05
                                                 ======        ====       =====

        1995
        Net Income...........................    $150.5
           Less:  Preferred stock dividends..      (5.2)
                                               ---------
        Basic Earnings per Share:
           Income available to common
             stockholders....................      145.3        52.5       $2.77
                                                   -----        ----       -----
           Convertible preferred stock.......        0.1        0.2
           Options...........................        --         0.7
           Employee stock purchase plan......        --         0.3
        Diluted Earnings per Share:
           Income available to common
             stockholders and assumed
                conversions..................     $145.4        53.7       $2.71
                                                  ======        ====       =====

24.   DERIVATIVE FINANCIAL INSTRUMENTS

      The Company enters into foreign exchange forward agreements, options and currency swaps to hedge its net investment in foreign subsidiaries.
      The forward   agreements  do  not  subject  the  Company  to  risk  caused by exchange-rate movements because gains and losses on these agreements offset losses and gains on the assets and liabilities being hedged. The forward agreements generally have maturities that do not exceed six months.

      Outstanding forward agreements as of December 31, 1997, consisted of a sale of (pound)46.0 in exchange for US$71.6 and a net forward purchase of DM17.0 in exchange for US$9.6. This compares to forward sales of (pound)46.0 and DM38.0 in exchange for US$71.6 and US$24.7, respectively, at December 31, 1996.

      The Company sells at-the-money (spot) call options and buys out-of-the-money (spot) put options on British pounds. The strike rate of each call option is set at the then-current exchange rate, and the strike rate of each put option purchased is set at a rate whereby the premium received on the related call option exactly offsets the premium paid for such put option, resulting in no out-of-the-pocket cost. With the exception of the strike rates, all terms of the call and put are identical. The notional amount of each option is an amount that will generally produce offsetting gains or losses (on an aftertax basis) to the gains or losses produced by the underlying net investment. Further, the combination of these instruments (a so-called "no cost collar") is effectively a partial hedge, as hedging gains or losses occur only when the spot rates fluctuate outside the range of the respective strike rates. These option transactions generally have a maturity of three to six months.

      At December 31, 1997, the Company had purchased options to deliver British pounds in exchange for US$386.3, as compared with December 31, 1996, when the Company owned the right to deliver British pounds for US$166.0. Concurrently, the Company had sold options to buy British pounds for US$391.2 at December 31, 1997, as compared with sales of call options on British pounds for US$166.3 at year-end 1996.

      Through the use of currency swaps, the Company exchanges principal denominated in U.S. dollars for principal denominated in a foreign currency at the then-current exchange rate and agrees to make the opposite exchanges on the swaps' termination date. Semi-annual interest payments are made on the notional amounts over the life of the agreements.

      Currency swaps outstanding at year-end obligate the Company to pay DM47.0 in exchange for US$31.1 in September 1998, to pay C$165.0 in exchange for US$120.4 in July 1999 and to pay C$100.0 in exchange for US$74.5 in November 2000. There has been no change in currency swaps outstanding since December 31, 1996.

      The Company recorded unrealized pretax gains of $6.0 at December 31, 1997, and unrealized pretax losses of $18.5 at December 31, 1996, on open hedges. These gains and losses represent a mark to spot on all open hedges and are recognized in a separate component of equity.

      There were no gains or losses recognized in net income attributable to the above hedging programs during the three years ended December 31, 1997. Gains and losses in excess of the amount needed to offset gains or losses on investments in foreign subsidiaries due to currency fluctuations are not expected given the above hedging strategy.

      The Company and its subsidiaries utilize interest rate swaps to manage interest rate risk. The agreements effectively changed interest rates on certain medium-term notes and other indebtedness issued by the Company and its subsidiaries to variable commercial paper or LIBOR indices or fixed rate, with interest received exactly offsetting interest paid on such medium-term notes or other indebtedness. The risks inherent in interest rate swaps are the potential inability of a counterparty to meet the terms of each contract. These agreements to exchange fixed and floating, or floating versus floating, interest rate payments are with major international financial institutions that are expected to fully perform under the terms of the agreements, thereby mitigating credit risk from the transactions.

      The amounts to be paid or received under the agreements are accrued in interest expense consistent with the terms of the agreements. At December 31, 1997, accrued interest payable related to these interest rate swaps totaled $12.0, which is offset by $12.8 of accrued interest receivable. The impacts of the interest rate hedging activities on the Company's weighted average borrowing rates and on the reported interest expense were increases as follows: .04% and $5.1 in 1997; .08% and $9.9 in 1996; and .05% and $5.4 in 1995.

      The following table summarizes the interest-rate swaps outstanding at December 31, 1997:

                                                  Weighted Average     Weighted
                                    Notional       Interest Rates       Average
                                      Amount      Pay       Receive    Maturity*

      Pay fixed-rate - receive
         floating-rate             $   732.5      7.40%       7.37%      2.6
     Pay floating-rate - receive
       fixed-rate
         Denominated in:
            US$                        153.0      6.13        6.51       8.4
            British pounds             141.0      7.89        7.94       1.5
     Pay floating-rate - receive
        floating-rate                  853.2      6.09        5.75       1.4
                                    --------      ----        ----       ---
          Total                     $1,879.7      6.74%       6.61%      2.5
                                    ========      ====        ====       ===

      *Remaining term in years.

25.   CONCENTRATIONS OF CREDIT RISK

      Concentrations of credit risk with respect to finance receivables are limited because the Company's subsidiaries primarily lend to consumers across many different geographic areas. The highest percentage of owned receivables in any geographic area is in California (16%), with no other state or country having more than 13%. About 65% of receivables in California are real estate secured, compared with 39% for the Company in total. Second mortgage loans are generally limited to 75% of the appraised value of the home as determined by certified, independent appraisers. In the case of first mortgages, the lending cap is 80%. In addition, a rigorous discipline of credit approval is enforced regarding borrower debt-to-income ratios and overall consumer credit quality.

      In meeting the financing needs of its customers, subsidiaries of the Company issue commitments to extend additional credit to customers under revolving real estate (including loans securitized), credit cards and sales finance contracts as long as there is no violation of any conditions established in the contract. The commitments generally have fixed expiration dates or other termination clauses and generally require payment of a fee. The Company uses the same credit procedures when entering into such commitments as it does for traditional lending products. At December 31, 1997, committed lines totaled $20,627.2, compared with $18,598.1 at year-end 1996, of which 56% at the end of 1997 was available for further loans. A large majority of these commitments expire without being exercised. As a result, total contractual commitments do not represent future credit exposure or liquidity requirements.

26.   LEASES

      The consumer finance system operates from premises under leases generally having an original term of five years with a renewal option for a like term. The Company leases its headquarters in Wilmington, Delaware, under a lease expiring in 2010. Also, a subsidiary leases an office complex in Peapack, New Jersey, with a primary term expiring in 2010 and renewal options totaling 47 years. Data processing equipment lease terms range from one to four years and are generally renewable. The minimum rental commitments under noncancelable operating leases at December 31, 1997, were as follows:

      1998.........................................................      $  72.8
      1999.........................................................         64.2
      2000.........................................................         53.9
      2001.........................................................         45.8
      2002.........................................................         41.3
      2003-2007....................................................        177.7
      2008-2021....................................................         88.2
                                                                          ------
         Total.....................................................       $543.9
                                                                          ======

27.   FAIR VALUE OF FINANCIAL INSTRUMENTS

      The information provided below is required by SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." These amounts represent estimates of fair value of financial instruments at a point in time. Significant estimates using available market information and appropriate valuation methodologies were used for the purposes of this disclosure. The estimates are not necessarily indicative of the amounts the Company could realize in a current market exchange, and the use of different market assumptions or methodologies could have a material effect on the estimated fair value amounts.


                                     1997                         1996
                                     ----                         ----
                             Carrying      Estimated     Carrying     Estimated
      At December 31           Value       Fair Value     Value      Fair Value
      --------------        ----------     ----------    ---------   ----------
      Assets
      ------
      Cash and Equivalents.. $    253.9    $    253.9   $    279.6   $    279.6
      Investment Securities.      866.2         866.6        686.1        685.4
      Finance Receivables,
             Net............   14,470.3      15,646.2     14,038.0      15,090.9
      Servicing Asset.......       11.4          11.4          8.0           8.0
      Interest-Only Residual.      72.8          72.8         46.9          46.9

      Liabilities
      -----------
      Short-Term Debt........   4,585.1       4,585.1      4,169.3       4,169.3
      Deposits...............     555.3         555.3        635.0         635.0
      Long-Term Debt.........   8,887.2       9,033.2      8,631.1       8,812.6
      Accounts Payable.......     708.0         708.0        534.0         534.0

                                                           December 31
                                                       1997           1996
      Net Unrealized Gain (Loss) on Derivative
          Financial Instruments..............         $10.1         $(33.9)

      The fair value of investment securities is based on quoted market prices. The fair market value of real estate secured and personal unsecured loans was estimated by discounting the future cash flows over the estimated remaining term, based on past cash collection experience. For credit cards and sales finance products, the carrying amount is a reasonable estimate of fair value. The discount factor was determined by taking into consideration current funding costs, chargeoff experience and premiums paid on acquisitions of receivables with similar characteristics.

      Demand deposits are shown at their face values. For short-term and long-term debt, the fair values are estimated, using the interest rates currently offered for debt with similar terms and remaining maturities. The estimated fair value of accounts payable approximates their carrying value. The fair value of interest-rate swap agreements, forward exchange contracts and foreign exchange options is the estimated amount the Company would receive or pay to terminate the agreements at the balance sheet date, taking into account current interest rates, foreign exchange rates and the creditworthiness of the counterparties.

      The fair value estimates presented were based on information available to the Company at December 31, 1997 and 1996. While management is not aware of any significant factors that would affect the year-end 1997 estimate since that date, current estimates of fair value could differ significantly from the amounts disclosed.

28.   CONTINGENT LIABILITIES

      In July 1992, the Internal Revenue Service (IRS) completed its examination of the Company's federal income tax returns for 1984 through 1987. The IRS proposed $142.0 in adjustments relating to 1986 and 1987 additions to the loss reserves of the Company's former subsidiary, American Centennial Insurance Company (ACIC), prior to the Company's sale of its entire interest in ACIC in May 1987.

      In order to limit the further accrual of interest on the proposed adjustments, the Company paid $105.5 of tax and interest during the third quarter of 1992.

      The issues were not resolved during the administrative appeals process, and the IRS issued a statutory Notice of Deficiency asserting the unresolved adjustments and increased the disallowance to $195.0 in the third quarter of 1996.

      The Company has initiated litigation in the United States Tax Court to oppose the disallowance. While the conclusion of this matter cannot be predicted with certainty, management does not anticipate the ultimate resolution to differ materially from amounts accrued. Complete resolution is not expected to occur within one year.

      The Company and subsidiaries are involved in various other claims and lawsuits incidental to the business. In the opinion of management, these claims and suits in the aggregate will not have a material adverse effect on the Company's consolidated financial statements.



                   BENEFICIAL CORPORATION AND SUBSIDIARIES
                SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)
                   (in millions, except per share amounts)

Quarter Ended                     3/31           6/30          9/30        12/31
---------------                     ----           ----          ----        -----
1997
Gross Revenue................    $772.6         $734.0       $744.3       $704.8
Income (Loss) before Income
 Taxes......................      162.4          133.4        120.6        (43.1)
Net Income (Loss)...........      100.7           88.3         77.5        (12.8)
Diluted Earnings (Loss) per
 Common Share...............       1.80           1.59         1.40         (.25)
Dividends per Common Share..        .52            .52          .57          .57

1996
Gross Revenue...............     $751.1         $682.4       $678.8       $659.6
Income before Income Taxes..      184.7          139.6        109.5         24.7
Net Income..................      107.4           82.4         67.9         23.3
Diluted Earnings per Common
 Share......................       1.96           1.48         1.22          .39
Dividends per Common Share..        .47            .47          .52          .52



(ii) QUARTER ENDED MARCH 31,  1998


                    BENEFICIAL CORPORATION AND SUBSIDIARIES
                            CONSOLIDATED BALANCE SHEET
                                 (in millions)


                                                       March 31,    December 31,
                                                          1998          1997
                                                       ----------    ---------
                                                       (Unaudited)
ASSETS

Cash and Equivalents  .  .  .  .  .  .  .  .  .  .  .  .$   224.6     $   253.9
Finance Receivables (Note 3).  .  .  .  .  .  .  .  .  . 14,550.8      15,030.2
  Allowance for Credit Losses (Note 4)  .  .  .  .  .  .   (554.3)       (559.9)
                                                        ---------     ---------
     Net Finance Receivables.  .  .  .  .  .  .  .  .  . 13,996.5      14,470.3
Investment Securities (Note 5) .  .  .  .  .  .  .  .  .    903.4         866.2
Property and Equipment.  .  .  .  .  .  .  .  .  .  .  .    233.0         229.3
Other Assets .  .  .  .  .  .  .  .  .  .  .  .  .  .  .  1,260.5       1,825.4
                                                         --------     ---------

      TOTAL ASSETS .  .  .  .  .  .  .  .  .  .  .  .  .$16,618.0     $17,645.1
                                                         ========     =========


LIABILITIES AND SHAREHOLDERS' EQUITY

Short-Term Debt (Note 7) .  .  .  .  .  .  .  .  .  .  .$ 3,935.6     $ 4,585.1
Deposits Payable.  .  .  .  .  .  .  .  .  .  .  .  .  .    509.7         555.3
Long-Term Debt (Note 8)  .  .  .  .  .  .  .  .  .  .  .  8,662.7       8,887.2
                                                         --------     ---------
  Total Interest-Bearing Debt  .  .  .  .  .  .  .  .  . 13,108.0      14,027.6
Accounts Payable and Accrued Liabilities.  .  .  .  .  .    892.8         708.0
Insurance Policy and Claim Reserves  .  .  .  .  .  .  .    569.2       1,137.2
                                                         --------     ---------
  Total Liabilities.  .  .  .  .  .  .  .  .  .  .  .  . 14,570.0      15,872.8
                                                         --------     ---------

Shareholders' Equity:
  Preferred Stock  .  .  .  .  .  .  .  .  .  .  .  .  .    114.8         114.8
  Common Stock  .  .  .  .  .  .  .  .  .  .  .  .  .  .     54.4          53.3
  Additional Capital  .  .  .  .  .  .  .  .  .  .  .  .    349.7         250.7
  Accumulated Other Comprehensive Income (Note 11)  .  .    (22.3)        (43.0)
  Retained Earnings.  .  .  .  .  .  .  .  .  .  .  .  .  1,551.4       1,396.5
                                                         --------      --------
    Total Shareholders' Equity .  .  .  .  .  .  .  .  .  2,048.0       1,772.3
                                                         --------      --------

      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY .  .  .$16,618.0     $17,645.1
                                                        =========     =========

See Notes to Financial Statements.

                   BENEFICIAL CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
                   (in millions, except per share amounts)



                                                           Three Months Ended
                                                                March  31,
                                                             1998         1997


REVENUE

  Finance Charges and Fees .  .  .  .  .  .  .  .  .        $614.6       $579.4
  Interest Expense.  .  .  .  .  .  .  .  .  .  .  .         223.6        214.7
                                                            ------       ------
    Lending Spread.  .  .  .  .  .  .  .  .  .  .  .         391.0        364.7
  Insurance Premiums .  .  .  .  .  .  .  .  .  .  .          45.0         45.9
  Other (Note 2)  .  .  .  .  .  .  .  .  .  .  .  .         317.1        147.3
                                                            ------       ------

      Total .  .  .  .  .  .  .  .  .  .  .  .  .  .         753.1        557.9
                                                            ------       ------

OPERATING EXPENSES
  Salaries and Employee Benefits .  .  .  .  .  .  .         111.0        105.1
  Insurance Benefits .  .  .  .  .  .  .  .  .  .  .          15.9         22.8
  Provision for Credit Losses .  .  .  .  .  .  .  .         139.8         93.1
  Other  .  .  .  .  .  .  .  .  .  .  .  .  .  .  .         173.1        174.5
                                                            ------       ------
      Total    .  .  .  .  .  .  .  .  .  .  .  .  .         439.8        395.5
                                                            ------       ------

Income Before Income Taxes .  .  .  .  .  .  .  .  .         313.3        162.4
Provision for Income Taxes .  .  .  .  .  .  .  .  .         125.8         61.7
                                                            ------       ------
NET INCOME  .  .  .  .  .  .  .  .  .  .  .  .  .  .         187.5        100.7
Other Comprehensive Income (Note 11).  .  .  .  .  .          20.7         (7.6)
COMPREHENSIVE INCOME .  .  .  .  .  .  .  .  .  .  .        ------       ------
                                                            $208.2       $ 93.1
                                                            ======       ======

BASIC EARNINGS PER COMMON SHARE (Note 10) .  .  .  .        $ 3.49       $ 1.85
                                                            ======       ======

DILUTED EARNINGS PER COMMON SHARE (Note 10)  .  .  .        $ 3.34       $ 1.80
                                                            ======       ======

DIVIDENDS PER COMMON SHARE .  .  .  .  .  .  .  .  .        $ .57        $  .52
                                                            ======       ======


See Notes to Financial Statements.

                   BENEFICIAL CORPORATION AND SUBSIDIARIES
               CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
                                (in millions)



                                                            Three Months Ended
                                                                March 31,

                                                             1998       1997
CASH FLOWS FROM OPERATING ACTIVITIES

 Net Income  .  .  .  .  .  .  .  .  .  .  .  .  .  .     $  187.5     $  100.7
 Reconciliation of Net Income to Net Cash
  Provided by Operating Activities:
   Provision for Credit Losses .  .  .  .  .  .  .  .        139.8         93.1
   Provision for Deferred Income Taxes  .  .  .  .  .         (3.8)       (10.8)
   Depreciation and Amortization  .  .  .  .  .  .  .         10.4         12.9
   Insurance Policy & Claim Reserves .  .  .  .  .  .       (568.0)         (.9)
   Accounts Payable & Accrued Liabilities  .  .  .  .        184.8        161.5
                                                          --------     --------
     Net Cash (Used in) Provided by Operating Activities     (49.3)       356.5
                                                          --------     --------

CASH FLOWS FROM INVESTING ACTIVITIES
 Receivables Originated or Acquired  .  .  .  .  .  .     (3,517.9)    (3,170.3)
 Receivables Collected.  .  .  .  .  .  .  .  .  .  .      3,080.2      2,921.5
 Canadian Receivables Sold  .  .  .  .  .  .  .  .  .        804.0         --
 Investment Securities Purchased  .  .  .  .  .  .  .        (92.4)      (110.0)
 Investment Securities Sold .  .  .  .  .  .  .  .  .         42.0         68.1
 Investment Securities Matured .  .  .  .  .  .  .  .         31.7         26.2
 Deposit from Reinsurer  .  .  .  .  .  .  .  .  .  .        576.5         --
 Other .  .  .  .  .  .  .  .  .  .  .  .  .  .  .  .         81.6        (27.3)
                                                          --------     --------
     Net Cash Provided by (Used in) Investing Activities   1,005.7       (291.8)
                                                          --------     --------

CASH FLOWS FROM FINANCING ACTIVITIES
 Short-Term Debt, Net Change.  .  .  .  .  .  .  .  .       (665.2)      (196.4)
 Deposits Payable, Net Change  .  .  .  .  .  .  .  .        (39.2)       (30.6)
 Long-Term Debt Issued.  .  .  .  .  .  .  .  .  .  .        703.0      1,081.8
 Long-Term Debt Repaid.  .  .  .  .  .  .  .  .  .  .       (940.7)      (905.1)
 Dividends Paid .  .  .  .  .  .  .  .  .  .  .  .  .        (32.6)       (29.8)
 Common Stock Repurchased.  .  .  .  .  .  .  .  .  .        (11.0)       (15.1)
                                                           -------     --------
     Net Cash Used in Financing Activities .  .  .  .       (985.7)       (95.2)
                                                           -------     --------

NET DECREASE IN CASH AND EQUIVALENTS .  .  .  .  .  .        (29.3)       (30.5)
Cash and Equivalents at Beginning of Period.  .  .  .        253.9        279.6
                                                           -------     --------
CASH AND EQUIVALENTS AT END OF PERIOD.  .  .  .  .  .     $  224.6     $  249.1
                                                           =======     ========

SUPPLEMENTAL CASH FLOW INFORMATION
 Interest Paid  .  .  .  .  .  .  .  .  .  .  .  .  .     $  165.1     $  135.1
 Income Taxes Paid .  .  .  .  .  .  .  .  .  .  .  .        (25.7)          .4


See Notes to Financial Statements.

                   BENEFICIAL CORPORATION AND SUBSIDIARIES
                  NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
                   (in millions, except per share amounts)


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Accounting policies used in the preparation of the unaudited quarterly financial statements are consistent with accounting policies described in the notes to financial statements contained in the Beneficial Corporation (the Company) Annual Report on Form 10-K for the fiscal year-ended December 31, 1997. In the opinion of management, all adjustments, consisting of a normal recurring nature, necessary for a fair presentation have been reflected. Certain prior period amounts have been reclassified to conform with the 1998 presentation. Interim results are not necessarily indicative of results for a full year.

2.   SALE OF CANADIAN SUBSIDIARY

         On March 2, 1998, the Company sold its Canadian subsidiary, Beneficial Canada Holdings Inc., to Associates Capital Corporation of Canada, a subsidiary of Associates First Capital Corporation, resulting in a net aftertax gain of $118.5 million, which is included in other income.

3.   FINANCE RECEIVABLES

        Finance receivables consisted of the following:



                                                    March 31,       December 31,
                                                      1998              1997

         Receivables Owned:

           Real Estate Secured.  .  .  .  .  .     $ 6,124.5         $ 5,905.3
           Personal Unsecured .  .  .  .  .  .       3,080.8           3,262.4
           Credit Cards .  .  .  .  .  .  .  .       4,200.6           4,685.4
           Sales Finance Contracts  .  .  .  .         962.0             994.3
           Commercial.  .  .  .  .  .  .  .  .         182.9             182.8
                                                   ---------         ---------
             Total Owned.  .  .  .  .  .  .  .      14,550.8          15,030.2
         Receivables Sold with Servicing Retained
              (all real estate secured).  .  .       2,629.8           2,912.7
                                                   ---------         ---------
         Total Managed Receivables  .  .  .  .     $17,180.6         $17,942.9
                                                   =========         =========

4.   ALLOWANCE FOR CREDIT LOSSES

        An analysis of the allowance for credit losses follows:



                                                                            1998


         Balance at January 1  .  .  .  .  .  .  .  .  .  .  .  .  .   $ 559.9
         Accounts Charged Off  .  .  .  .  .  .  .  .  .  .  .  .  .    (135.4)
         Recoveries on Accounts Previously Charged Off .  .  .  .  .      13.6
         Provision for Credit Losses .  .  .  .  .  .  .  .  .  .  .     139.8
         Sale of Canada  .  .  .  .  .  .  .  .  .  .  .  .  .  .  .     (25.7)
         Other  .  .  .  .  .  .  .  .  .  .  .  .  .  .  .  .  .  .       2.1
                                                                       --------
         Balance at March 31.  .  .  .  .  .  .  .  .  .  .  .  .  .   $ 554.3
                                                                       ========

5.   INVESTMENT SECURITIES

        Investment securities were as follows:



                                 March 31, 1998            December 31, 1997
                                 --------------            -----------------
                              Carrying       Market       Carrying       Market
                                Value         Value         Value         Value

         AVAILABLE-FOR-SALE
           Debt Securities:

             Corporate          $314.0       $314.0        $300.1        $300.1
             Mortgage-backed      33.5         33.5          30.7          30.7
             Municipal             5.1          5.1           5.3           5.3
             U.S. Government     132.4        132.4         116.8         116.8
             Foreign Government   54.2         54.2          60.5          60.5
             Other                 5.4          5.4           5.5           5.5
                                ------       ------        ------        ------
                                 544.6        544.6         518.9         518.9
           Equity Securities        .6           .6            .6            .6
                                ------       ------        ------        ------
              Total             $545.2       $545.2        $519.5        $519.5
                                ======       ======        ======        ======

         HELD-TO-MATURITY
           Debt Securities:
             Corporate          $ 44.8       $ 45.1        $ 48.8        $ 49.1
             Mortgage-backed       1.8          1.8           2.2           2.2
             Municipal            10.8         11.1          10.8          11.1
             U.S. Government       8.4          8.3          10.4          10.3
             Foreign Government    1.1          1.0           1.1           1.0
             Other                10.2         10.2          10.2          10.2
                                ------       ------        ------        ------
               Total            $ 77.1       $ 77.5        $ 83.5        $ 83.9
                                ======       ======        ======        ======



                Included in total investment securities is $281.1 and $263.2 at March 31, 1998 and December 31, 1997, respectively, classified as trading securities.

                There were no investments transferred from Held-To-Maturity to Available-For-Sale, nor were there any sales of Held-To-Maturity investments during the three-month period ended March 31, 1998.


6.   SERVICING ASSET AND INTEREST-ONLY STRIPS

         The activity in the servicing asset is summarized as follows:

                                                                          1998

             Balance at January 1  .  .  .  .  .  .  .  .  .  .  .  .    $11.4
             Amortization .  .  .  .  .  .  .  .  .  .  .  .  .  .  .     (1.1)
                                                                         -----
             Balance at March 31.  .  .  .  .  .  .  .  .  .  .  .  .    $10.3
                                                                         =====

         Previously recognized servicing assets that exceed contractually specified servicing fees were reclassified as interest-only strips and are carried at fair value which amounted to $66.3 at March 31, 1998. Both the servicing assets and the interest-only strips are included in other assets on the balance sheet. The servicing assets and interest-only strips are amortized in proportion to and over the period of estimated net future servicing fee income. The servicing assets and interest-only strips are periodically reviewed for valuation impairment. This review is performed on a disaggregated basis for the predominate risk characteristics of the underlying loans which are loan type, term, interest rate, prepayment rate and loss rate. The fair value of the servicing assets and interest-only strips are determined by present valuing the estimated net future cash flows. The weighted-average assumptions used in the fair value calculations include: discount rate - 15%, prepayment rate - 34%, loss rate - 1.4%, and servicing fees - 1.0%. As of March 31, 1998, fair value approximates carrying value and therefore no valuation allowance is required.

7.       SHORT-TERM DEBT

         Short-term debt outstanding consisted of the following:



                                                        March 31,   December 31,
                                                          1998          1997


         Commercial Paper.  .  .  .  .  .  .  .  .  .   $3,471.7       $3,770.5
         Bank Borrowings .  .  .  .  .  .  .  .  .  .      463.9          814.6
                                                        --------       --------
               Total  .  .  .  .  .  .  .  .  .  .  .   $3,935.6       $4,585.1
                                                        ========       ========


         The weighted average interest rates (including the costs of maintaining lines of credit) on short-term borrowings during the three months ended March 31 were as follows:


                                                            1998          1997
                                                          --------       ------



         U.S. Dollar Borrowings.  .  .  .  .  .  .  .       5.70%          5.47%
         Other Currency Borrowings.  .  .  .  .  .  .       7.22           5.63
         Overall.  .  .  .  .  .  .  .  .  .  .  .  .       6.02%          5.49%


         The impact of interest rate hedging activities on the Company's weighted average short-term borrowing rates and on the reported short-term interest expense for the three months ended March 31 was a decrease of .04% (annualized) and $0.5 in 1998 and an increase of .13% (annualized) and $1.4 in 1997.



8.   LONG-TERM DEBT

         Long-term debt is shown below in the earliest year it could become payable:



                                  Weighted Average
                                  Interest Rates at     March 31,   December 31,
         Maturity                   March 31, 1998        1998          1997
         --------                -----------------    -----------    ---------
           1998                         6.75%           $1,529.2      $2,246.1
           1999                         6.69             1,912.6       1,990.7
           2000                         6.68             1,174.2       1,254.1
           2001                         7.00               934.1         946.3
           2002                         6.77             1,259.3       1,293.4
           2003-2007                    6.78             1,634.0         959.3
           2008-2023                    7.49               219.3         197.3
                                                        --------      --------
               Total                    6.78%           $8,662.7      $8,887.2
                                                        ========      ========

         The weighted average interest rates (including issuance costs) on the Company's long-term debt during the three months ended March 31 were as follows:


                                                             1998          1997
                                                            ------        -----

           U.S. Dollar Borrowings.  .  .  .  .  .  .  .      6.82%         6.87%
           Other Currency Borrowings.  .  .  .  .  .  .      7.56          6.89
           Overall.  .  .  .  .  .  .  .  .  .  .  .  .      6.91%         6.87%


         Long-term debt outstanding at March 31, 1998, and December 31, 1997, includes $4,198.3 and $4,174.6, respectively, of variable-rate debt that reprices based on various indices. Such variable-rate debt generally has an original maturity of one-to-three years.

         The impact of interest rate hedging activities on the Company's weighted average long-term borrowing rates and on the reported long-term interest expense for the three months ended March 31 was an increase of .05% (annualized) and $1.2 in 1998 and .01% (annualized) and $0.3 in 1997.

9.    DERIVATIVE FINANCIAL INSTRUMENTS

         The Company enters into foreign exchange forward agreements, options and currency swaps to hedge its net investment in foreign subsidiaries. At March 31, 1998, the Company had purchased options to deliver British pounds in exchange for US$475.6, as compared to December 31, 1997, when the Company owned the right to deliver British pounds for US$386.3. Concurrently, the Company had sold options to buy British pounds for US$483.0 at March 31, 1998, as compared with sales of call options on British pounds for US$391.2 at year-end 1997.

         The Company's outstanding forward agreements as of March 31, 1998, consisted of forward sales of (pound)61.1 in exchange for US$101.0 and a forward purchase of DM18.0 in exchange for US$9.8. This compared to a forward sale of (pound)46.0 in exchange for US$71.6 and a net forward purchase of DM17.0 in exchange for US$9.6 at December 31, 1997.

         Currency swaps outstanding at year-end were terminated during the period based on market prices at the time of termination.

         The Company accrued pretax losses of $9.3 at March 31, 1998, and pretax gains of $6.0 at December 31, 1997 on open hedges. These gains and losses represent a mark to spot on all open hedges and are recognized in a separate component of equity. There were no gains or losses recognized in net income attributable to the above hedging programs.

         The Company and its subsidiaries utilize interest-rate swaps to allow it to match fund its variable- and fixed-rate receivables and to manage basis risk. The amounts to be paid or received under the agreements are accrued in interest expense consistent with the terms of the agreements. At March 31, 1998, accrued interest payable related to these interest-rate swaps totaled $13.5, which is largely offset by $12.3 of accrued interest receivable. The impact of interest rate hedging activities on the Company's weighted average borrowing rates and on the reported interest expense for the three months ended March 31, was an increase of .02% (annualized) and $0.7 in 1998 and .05% (annualized) and $1.6 in 1997.

         The following table summarizes the interest-rate swaps outstanding at March 31, 1998:


                                                      Weighted   Average   Weighted
                                           Notional    Interest   Rates     Average
                                            Amount     Pay       Receive   Maturity*

Pay fixed-rate - receive floating-rate     $  741.8    7.40%       7.40%      2.6
Pay floating-rate - receive fixed-rate
  Denominated in:
     US$                                      153.0    5.83        6.51       8.2
     British pounds                           143.0    8.06        7.94       1.3
Pay floating-rate - receive
 floating-rate                                724.6    5.98        5.57       1.5
                                           --------
Total                                      $1,762.4    6.73%       6.61%      2.5
                                           ========


*Remaining term in years.


10.  EARNINGS PER COMMON SHARE

    Computations of basic and diluted earnings per common share are as follows:


                                                                       Per Share
                                                    Income     Shares     Amount


March 31, 1998

Net Income.  .  .  .  .  .  .  .  .  .  .  .  .  .   $187.5
  Less: Preferred stock dividends .  .  .  .  .  .     (1.3)
Basic Earnings per Share:
  Income available to common stockholders  .  .  .    186.2     53.4       $3.49
                                                     ------     ----       -----
  Convertible preferred stock  .  .  .  .  .  .  .     --        0.1
  Options .  .  .  .  .  .  .  .  .  .  .  .  .  .     --        1.9
  Employee stock purchase plan .  .  .  .  .  .  .     --        0.3
Diluted Earnings per Share:
  Income available to common stockholders and
    assumed conversions  .  .  .  .  .  .  .  .  .   $186.2     55.7       $3.34
                                                     ======     ====       =====

March 31, 1997
Net Income.  .  .  .  .  .  .  .  .  .  .  .  .  .   $100.7
  Less: Preferred stock dividends .  .  .  .  .  .     (1.3)
Basic Earnings per Share:
  Income available to common stockholders  .  .  .     99.4     53.6       $1.85
                                                     ------     ----       -----
  Convertible preferred stock  .  .  .  .  .  .  .     --        0.2
  Options .  .  .  .  .  .  .  .  .  .  .  .  .  .     --        1.2
  Employee stock purchase plan .  .  .  .  .  .  .     --        0.3
Diluted Earnings per Share:
  Income available to common stockholders and
    assumed conversions  .  .  .  .  .  .  .  .  .   $ 99.4     55.3       $1.80
                                                     ======     ====       =====

11.   COMPREHENSIVE INCOME

         Statement of Financial Accounting Standards No. 130 was adopted by the Company effective January 1, 1998. As a result, the income statement includes an amount for other comprehensive income, as well as total comprehensive income. Other comprehensive income includes revenues, expenses, gain and losses that have affected shareholders' equity but not net income, such as foreign currency translation adjustments and unrealized gains and losses on the available-for-sale investment portfolio. Other comprehensive income of $20.7 million for the three months ended March 31, 1998 resulted from $20.8 of aftertax foreign currency translation adjustments, primarily as a result of a $20.4 million reclassification adjustment for the sale of the Canadian operations, and $.1 million related to unrealized losses on available-for-sale investments, compared to a loss of $7.6 million for the three months ended March 31, 1997.

         On the balance sheet, accumulated other comprehensive income totaled ($22.3) at March 31, 1998 compared to ($43.0) at December 31, 1997. These amounts are net of accumulated foreign currency translation adjustments of ($27.4) and ($48.2) and net unrealized gain on investment securities of $5.1 and $5.2 at March 31, 1998 and December 31, 1997, respectively.


12.  RATIO OF EARNINGS TO FIXED CHARGES

                                                             Three Months Ended
                                                                  March 31,
                                                              1998       1997


           Net Income.  .  .  .  .  .  .  .  .  .  .        $187.5      $100.7
           Add Provision for Income Taxes .  .  .  .         125.8        61.7
                                                            ------      ------
               Earnings Before Income Taxes  .  .  .         313.3       162.4
                                                            ------      ------

           Fixed Charges:
             Interest and Debt Expense .  .  .  .  .         223.6       214.7
             Interest Factor Portion of Rentals .  .           7.9         6.2
                                                            ------      ------
               Total Fixed Charges  .  .  .  .  .  .         231.5       220.9
                                                            ------      ------

           Earnings Before Income Taxes and Fixed Charges   $544.8      $383.3
                                                            ======      ======

           Ratio of Earnings to Fixed Charges   .  .  .       2.35        1.74
                                                            ======      ======

           Preferred Dividend Requirements   .  .  .  .     $  2.2      $  2.1
                                                            ======      ======

           Ratio of Earnings to Fixed Charges and Preferred
             Dividend Requirements  .  .  .  .  .  .  .       2.33        1.72
                                                            ======      ======


         In computing the ratio of earnings to fixed charges, earnings consist of net income to which has been added income taxes and fixed charges. Fixed charges consist principally of interest on all indebtedness and that portion of rentals considered to represent an appropriate interest factor. Preferred dividend requirements are grossed up to their pretax equivalent.

13.      CONTINGENT LIABILITIES

         In July 1992, the Internal Revenue Service (IRS) completed its examination of the Company's federal income tax returns for 1984 through 1987. The IRS proposed $142.0 in adjustments relating to 1986 and 1987 additions to the loss reserves of the Company's former subsidiary, American Centennial Insurance Company (ACIC), prior to the Company's sale of its entire interest in ACIC in May 1987.

         In order to limit the further accrual of interest on the proposed adjustments, the Company paid $105.5 of tax and interest during the third quarter 1992.

         The issues were not resolved during the administrative appeals process, and the IRS issued a statutory Notice of Deficiency asserting the unresolved adjustments and increased the disallowance to $195.0 in the third quarter of 1996.

         The Company has initiated litigation in the United States Tax Court to oppose the disallowance. While the conclusion of this matter cannot be predicted with certainty, management does not anticipate the ultimate resolution to differ materially from amounts accrued.

         The Company and subsidiaries are involved in various other claims and lawsuits incidental to the business. In the opinion of management, these claims and suits in the aggregate will not have a material adverse effect on the Company's consolidated financial statements.